Exhibit 99.1

STARWOOD WAYPOINT RESIDENTIAL TRUST ANNOUNCES

THIRD QUARTER 2014 FINANCIAL AND OPERATING RESULTS

- Core FFO Increased 111% Sequentially to $0.16 per Share -

- Grew NOI Margin on Stabilized Homes to 68.2% -

- Invested $540 million into Single Family Homes and Pools of Non-Performing Loans -

- Increased Overall Leased Rate to 81.8% and Lease Percentage of Stabilized Portfolio to 95.7% -

Oakland, California (November 12, 2014) – Starwood Waypoint Residential Trust (NYSE: SWAY) (the “Company”), a leading single-family rental real estate investment trust (“REIT”), today announced its operating and financial results for the third quarter 2014.

Third Quarter 2014 Highlights

—	Core Funds From Operations (“Core FFO”) was $6.3 million, or $0.16 per share, an increase of 111% over the prior quarter
—	Net Operating Income (“NOI”) Margin on stabilized home portfolio improved to 68.2% from 65.1% in the second quarter 2014
—	Acquired 1,358 homes during the quarter for an estimated total investment of $231.4 million, increasing total portfolio of homes to 10,428 homes at September 30, 2014
—

Purchased four pools of Non-Performing Loans (“NPLs”) for $308.7 million, representing 71.5% of Broker Price Opinion (“BPO”) on the NPLs and increasing the total NPL portfolio to 4,695 loans as of September 30, 2014

—	The Company is ahead of its expectations for projected returns on its NPL portfolio, anticipating 12%+ unleveraged returns and mid-to-high teens levered returns
—	The lease percentage of the stabilized home portfolio increased to 95.7% from 95.0% at June 30, 2014
—	The lease percentage of the overall home portfolio increased to 81.8% from 77.5% at June 30, 2014
—	Issued and sold $230 million of 3.00% Convertible Senior Notes due 2019
—	Declared a dividend of $0.14 per common share, which will be paid on January 15, 2015 to shareholders of record on December 31, 2014
—	The Company estimated Net Asset Value (“NAV”) to be $32.45 per share, representing a 1.9% increase from June 30, 2014

“Core FFO more than doubled sequentially in the third quarter, reflecting increased earnings momentum in our business as our portfolio grows and matures” stated Gary Beasley, the Company’s Co-Chief Executive Officer. “Our ability to continue achieving strong operating metrics while adding over $1 billion in acquisitions over the past two quarters once again demonstrates the powerful benefits of our vertically-integrated business model. While we will continue to grow our portfolio, we have now reached a point in our Company’s development where we are operating at an efficient scale. We will continue our focus on operations and maximizing returns on invested capital.”

Added Doug Brien, Co-Chief Executive Officer, “Our best-in-class operating performance, driven by solid consumer demand, kept our lease percentages robust during the third quarter. We were very active buyers in the third quarter, increasing the pace of capital deployment on acquisitions. Pricing remains attractive for acquisitions in our carefully selected target markets, supporting our plans to continue growing our portfolio. As we move ahead, we expect Core FFO to continue improving as we accelerate the pace of our leasing and gains from our NPL portfolio increase.”

Third Quarter 2014 Financial Results

Core FFO after adjusting for non-comparable items was $6.3 million, or $0.16 per share, during third quarter 2014 compared to $3.0 million, or $0.08 per share, as reported in second quarter 2014, a 111% increase quarter over quarter. FFO was $2.5 million, or $0.07 per share, during third quarter 2014 compared to ($4.8) million, or ($0.12) per share, in the previous quarter.

The Company generated total revenues of $39.2 million for the third quarter of 2014, compared to $34.3 million for the second quarter of 2014. The increase in revenues resulted from improved operating metrics within the stabilized home portfolio, significant growth in the Company’s portfolio of homes during the quarter and gains on the Company’s NPL portfolio. The Company’s loss before other income, income tax expense and non-controlling interests was $20.4 million. The Company’s net loss attributable to common shareholders was $6.7 million, or ($0.17) per share. This compares to a net loss of $12.1 million for the second quarter of 2014, or ($0.31) per share.

For the Company’s stabilized portfolio, total revenue as adjusted increased by $6.8 million, or 28%, to $30.6 million during third quarter 2014. Property operating expenses on the stabilized portfolio were $10.5 million. As a result, NOI for the stabilized portfolio increased by $5.1 million, or 34%, to $20.1 million, for a stabilized portfolio NOI Margin of 68.2%.

Rental Home Portfolio

The following table summarizes key third quarter portfolio statistics compared to the first and second quarters of 2014:

Rental Home Portfolio
	September 30,	June 30,	March 31,
	2014	2014	2014
Total Rental Portfolio	10,428	9,122	7,204
% Leased	81.8%	77.5%	76.6%

Stabilized Homes	8,625	7,076	5,142
% Leased	95.7%	95.0%	96.4%

Homes Owned 180 Days or Longer	7,268	5,909	4,899
% Leased	94.2%	94.9%	90.4%

Homes 90 Days Past Rent Ready	6,669	5,545	4,525
% Leased	99.0%	98.8%	96.3%

During the third quarter 2014, the Company acquired 1,358 homes for an aggregate estimated total investment of $231.4 million, or $170,378 per home after including estimated investment costs for renovation.

NPL Portfolio

During the third quarter 2014, the Company acquired four NPL pools from four institutions for a total purchase price of $308.7 million. The total purchase price of the NPLs represents 71.5% of BPO. At September 30, 2014, the Company owned 4,695 first lien NPLs at a total purchase price of $642.5 million, representing 65.4% of BPO.

The Company successfully resolved 271 NPLs during the third quarter 2014, for a total of 617 NPL resolutions during the first three quarters of 2014. Since inception, the Company has resolved 1,625 NPLs. The 137 NPLs resolved year-to-date and classified as “Performing” achieved a current yield of 10.2%. To date, no Performing NPLs have been sold. The Company is ahead of its expectations for projected returns on its NPL portfolio, anticipating 12%+ unleveraged returns and mid-to-high teens levered returns on its NPL book.

Balance Sheet and Financial Activity

At September 30, 2014, the Company had $1.4 billion of debt outstanding, with a weighted average interest rate of 3.12%, and weighted average term to maturity of 3.1 years.

In April, the Company’s board of trustees authorized a share repurchase program. Under the program, the Company may purchase up to $150 million of its common shares beginning April 17, 2014 and ending April 17, 2015. Through October 31, 2014, the Company has repurchased approximately 1.3 million of its commons shares for a total purchase price of $34.3 million.

In July, the Company issued and sold $230 million of 3.00% Convertible Senior Notes due 2019.

At September 30, 2014, estimated NAV was $32.45 per share as compared to $31.84 per share as of June 30, 2014, an increase of 1.9% from the prior quarter. The Company’s book value was $28.48 per share as of September 30, 2014, an increase of 1.8% from the prior quarter.

As of October 31, 2014, the Company had approximately $417 million of unrestricted cash and undrawn capacity on its credit facilities.

Subsequent Events

In October, the Company issued and sold $173 million of 4.5% Convertible Senior Notes due 2017.

Dividend

On November 7, 2014, the Company’s Board of Trustees declared a dividend of $0.14 per common share, which will be paid on January 15, 2015 to shareholders of record on December 31, 2014.

Third Quarter 2014 Conference Call

A conference call is scheduled on Wednesday, November 12, 2014, at 11:00 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2014. The domestic dial-in number is 1-877-705-6003 (for U.S. and Canada) and the international dial-in number is 1-201-493-6725 (passcode not required). An audio webcast may be accessed at www.starwoodwaypoint.com, in the investor relations section. A replay of the call will be available through

December 12, 2014, and can be accessed by calling 1-877-870-5176 (U.S. and Canada) or 1-858-384-5517 (international), replay pin number 13594384, or by using the link at www.starwoodwaypoint.com, in the investor relations section.

Additional information

A copy of the Third Quarter 2014 Supplemental Information Package and this press release are available on our website at www.starwoodwaypoint.com. This information has also been furnished to the SEC in a Current Report on Form 8-K.

About Starwood Waypoint Residential Trust

Starwood Waypoint Residential Trust (NYSE: SWAY) is one of the largest publicly traded owners and operators of single-family rental homes in the United States. Partnered with Starwood Capital Group, a leading private investment firm with a core focus on global real estate, Starwood Waypoint Residential Trust acquires, renovates, leases, maintains and manages single-family homes in markets that exhibit favorable demographics and long-term economic trends, as well as strengthening demand for rental properties. The company also invests in non-performing loans, and works with interested and qualified borrowers to find solutions to keep them in their homes. Starwood Waypoint Residential Trust is Reinventing Renting™ by building its business upon a foundation of respect for its residents and the communities in which it operates. Additional information can be found at starwoodwaypoint.com.

Forward-Looking Statements

The statements herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve significant risks and uncertainties, which are difficult to predict, and are not guarantees of future performance. Such statements can generally be identified by words such as “anticipates,” “expects,” “intends,” “will,” “could,” “believes,” “estimates,” “continue,” and similar expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in, or implied by, the forward-looking statements. Factors that could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, as well as our ability to make distributions to our shareholders, include, but are not limited to: expectations regarding the timing of generating revenues; changes in our business and growth strategies; volatility in the real estate industry, interest rates and spreads, the debt or equity markets, the economy generally or the rental home market specifically; events or circumstances that undermine confidence in the financial markets or otherwise have a broad impact on financial markets; declines in the value of homes, and macroeconomic shifts in demand for, and competition in the supply of, rental homes; the availability of attractive investment opportunities in homes that satisfy our investment objective and business and growth strategies; the impact of changes to the supply of, value of and the returns on distressed and non-performing residential mortgage loans; our ability to convert the homes and distressed and non-performing residential mortgage loans we acquire into rental homes generating attractive returns; our ability to successfully modify or otherwise resolve distressed and non-performing residential mortgage loans; our ability to lease or re-lease our rental homes to qualified residents on attractive terms or at all; the failure of residents to pay rent when due or otherwise perform their lease obligations; our ability to manage our portfolio of rental homes; the concentration of credit risks to which we are exposed; the availability, terms and deployment of short-term and long-term capital; the adequacy of our cash reserves and working capital; our relationships with Starwood Capital Group and our manager and their ability to retain qualified personnel; potential conflicts of interest; unanticipated increases in financing and other costs; our expected leverage; changes in governmental regulations, tax laws and rates and similar matters; limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes; and estimates relating to our ability to make distributions to our shareholders in the future. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by us with the Securities and Exchange Commission from time to time. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements appearing herein, whether as a result of new information, future events or otherwise.

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30, 2014	December 31, 2013

ASSETS

Investments in real estate

Land	$320,379	$140,076

Building and improvements	1,432,891	604,839

Total investment in properties	1,753,270	744,915

Less: accumulated depreciation	(25,604)	(5,730)

Investment in real estate properties, net	1,727,666	739,185

Real estate held for sale, net	17,306	10,168

Total investments in real estate, net	1,744,972	749,353

Non-performing loans	163,922	214,965

Non-performing loans (fair value option)	489,995	—

Resident and other receivables, net	5,050	1,261

Cash and cash equivalents	85,644	44,613

Restricted cash	53,965	3,331

Deferred financing costs, net	16,241	—

Other assets	21,698	4,885

Total assets	$2,581,487	$1,018,408

LIABILITIES AND EQUITY

Liabilities:

Credit facilities	$1,213,244	$—

Convertible senior notes, net	201,583	—

Accounts payable and accrued expenses	54,946	22,434

Resident security deposits and prepaid rent	14,694	3,918

Total liabilities	1,484,467	26,352

Equity:

Common shares, at par	385	—

Additional paid-in capital	1,134,845	1,018,267

Accumulated deficit	(38,742)	(27,848)

Total common shareholders’ equity	1,096,488	990,419

Non-controlling interests	532	1,637

Total equity	1,097,020	992,056

Total liabilities and equity	$2,581,487	$1,018,408

STARWOOD WAYPOINT RESIDENTIAL TRUST

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues

Rental revenues	$30,366	$5,405	$67,733	$9,418

Other property revenues	1,139	75	2,508	180

Realized gain on non-performing loans, net	1,941	1,418	7,141	2,891

Realized gain on loan conversions, net	5,791	3,321	17,688	3,321

Total revenues	39,237	10,219	95,070	15,810

Expenses

Property operating and maintenance	8,796	3,373	22,619	5,084

Real estate taxes and insurance	5,143	1,046	12,754	2,389

Mortgage loan servicing costs	7,918	1,393	17,939	3,771

Non-performing loan management fees and expenses	3,508	(145)	7,794	2,280

General and administrative	4,627	5,012	14,441	10,657

Share-based compensation	2,101	—	4,560	—

Investment management fees	4,522	—	11,272	—

Separation costs	—	902	3,543	902

Acquisition fees expensed and property management engagement costs	217	—	664	588

Interest expense, including amortization	11,899	—	18,590	—

Depreciation and amortization	9,238	1,826	21,954	3,250

Finance related expenses and write-off of loan costs	1,334	—	6,775	—

Impairment of real estate	341	78	2,408	325

Total expenses	59,644	13,485	145,313	29,246

Loss before other income, income tax expense and non-controlling interests	(20,407)	(3,266)	(50,243)	(13,436)

Other income (expense)

Realized gain (loss) on sales of investments in real estate, net	125	(28)	(76)	637

Unrealized gain non-performing loans, net	13,705	—	17,346	—

Loss on derivative financial instruments, net	(104)	—	(574)	—

Total other income (expense)	13,726	(28)	16,696	637

Loss before income tax expense and non-controlling interests	(6,681)	(3,294)	(33,547)	(12,799)

Income tax expense	19	(41)	504	167

Net loss	(6,700)	(3,253)	(34,051)	(12,966)

Net income attributable to non-controlling interests	(13)	(21)	(86)	(5)

Net loss attributable to common shareholders	$(6,713)	$(3,274)	$(34,137)	$(12,971)

Weighted average shares outstanding - basic and diluted	38,613,270	39,110,969	38,911,505	39,110,969

Net loss per common share

Basic and diluted	$(0.17)	$(0.08)	$(0.88)	$(0.33)

Dividends declared per common share	$0.14	$—	$0.14	$—

Definitions of Non-GAAP Financial Measures

FFO and Core FFO

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss (computed in accordance with accounting principles generally accepted in the United States (“GAAP”)) excluding gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures.

We believe that FFO is a meaningful supplemental measure of the operating performance of our single-family home business because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated homes, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the homes that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of the homes, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

We believe that Core FFO is a meaningful supplemental measure of our operating performance for the same reasons as FFO and adjusting for non-routine items that when excluded allows for more comparable periods. Our Core FFO begins with FFO as defined by the NAREIT White Paper and is adjusted for: share-based compensation, non-recurring costs associated with the separation, acquisition fees expensed and property management engagement costs, write-off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost, severance expense, non-cash interest expense related to amortization on convertible senior notes, and other non-comparable items as applicable.

Management also believes that FFO/Core FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO/Core FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO/Core FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT or similar Core FFO definition. For a reconciliation of FFO and Core FFO to net loss attributable to common shareholders determined in accordance with GAAP, please see below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

FFO AND CORE FFO

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Reconciliation of net loss to FFO

Net loss attributable to common shareholders	$(6,713)	$(3,274)	$(34,137)	$(12,971)

Add (deduct) adjustments to net loss to get to FFO:

Depreciation and amortization on real estate assets	9,238	1,826	21,954	3,250

Impairment on depreciated real estate investments	15	—	15	—

Gain on sales of previously depreciated investments in real estate	(27)	—	(27)	—

Non-controlling interests	13	21	86	5

Subtotal - FFO	2,526	(1,427)	(12,109)	(9,716)

Add (deduct) adjustments to FFO to get to Core FFO:

Share-based compensation	2,101	—	4,560	—

Separation costs	—	902	3,543	902

Acquisition fees expensed and property management engagement costs	217	—	664	588

Write-off of loan costs	—	—	5,032	—

Loss on derivative financial instruments, net	104	—	574	—

Amortization of derivative financial instruments cost	(81)	—	(131)	—

Severance expense	355	—	355	—

Non-cash interest expense related to amortization on convertible senior notes	1,048	—	1,048	—

Core FFO	$6,270	$(525)	$3,536	$(8,226)

Core FFO per share	$0.16	$(0.01)	$0.09	$(0.21)

Weighted average FFO shares	38,613,270	39,110,969	38,911,505	39,110,969

Estimated NAV

We define Estimated NAV as the estimated value of all assets net of liabilities. To calculate the Estimated NAV, the historical net investments in real estate and NPLs at carrying value are deducted from total shareholders’ equity and the Estimated SFR Value and NPL Value are added (see table below). The costs of selling properties in the portfolio, including commissions and other related costs are not deducted for the purpose of calculating the Estimated SFR Value and Estimated NAV. Further, future promoted interests on the NPL portfolio are not deducted for the purpose of calculating Estimated SFR & NPL Value and Estimated NAV. We consider Estimated NAV to be an appropriate supplemental measure as it illustrates the estimated imbedded value in our SFR portfolio and NPL portfolio that is carried on our balance sheet primarily at cost. The Estimated SFR Value, Estimated NPL Value and Estimated NAV are non-GAAP financial measures. However, they are provided for informational purposes to be used by investors in assessing the value of the assets. A reconciliation of total shareholders’ equity to Estimated NAV is provided below.

STARWOOD WAYPOINT RESIDENTIAL TRUST

ESTIMATED NAV

(Unaudited, in thousands, except share and per share data)

	September 30, 2014
	Amount	Per Share
Investments in real estate properties, gross	$1,753,270	$45.53
Less: accumulated depreciation	(25,604)	(0.66)
Add: real estate held for sale, net	17,306	0.45

Investments in real estate, net	1,744,972	45.32
Add: increase in estimated fair value of investments in real estate	301,871	7.84
Less: estimated renovation reserve	(181,337)	(4.71)

Estimated SFR Value	1,865,506	48.45
Non-performing loans	163,922	4.26
Non-performing loans (fair value option)	489,995	12.72
Add: increase in estimated fair value of non-performing loans	61,101	1.59

Estimated NPL Value	715,018	18.57

Estimated SFR & NPL Value	$2,580,524	$67.02

Total shareholders’ equity	$1,096,488	$28.48
Less: unamortized debt discount on convertible senior notes	(28,417)	(0.75)
Less: investments in real estate, net	(1,744,972)	(45.32)
Less: non-performing loans	(163,922)	(4.26)
Less: non-performing loans (fair value option)	(489,995)	(12.72)
Add: estimated SFR & NPL value	2,580,524	67.02

Estimated NAV	$1,249,706	$32.45

Number of Shares		38,506,041

These metrics should be considered along with other available information in valuing and assessing us, including our GAAP financial measures and other cash flow and yield metrics. These metrics should not be viewed as a substitute for book value, net investments in real estate, equity, net income or cash flows from operations prepared in accordance with GAAP, or as measures of profitability or liquidity. Further, not all REITs compute the same non-GAAP measure; therefore, there can be no assurance that our basis for computing this non-GAAP measure is comparable with that of other REITs.

Certain terms as used in this earnings release are defined and further explained in the third quarter 2014 “Supplemental Operating & Financial Data” section of the full earnings release available on the Company’s website at www.starwoodwaypoint.com.

Contact:

Investor Relations

John Christie

Phone: 510-982-5470

Email: IR@waypointhomes.com

Media Relations

Jason Chudoba

Phone: 646-277-1249

Email: Jason.chudoba@icrinc.com